July 17, 2008

Albert S. Waxman, Ph.D.

Chairman

CareGuide, Inc.

Re: Letter Agreement on Transition of Chris Paterson from CEO Role

Dear Al:

You notified me on June 30, 2008 that I would be replaced as CEO by Mike Condron, and that while you wished me to stay with CareGuide, this appointment would ultimately result in my demotion and diminution of duties, and possibly the end of my employment with the company.

We have agreed that an effective transition between Mike and me is important to the company, and I have agreed to provide such a transition, during which time I will serve as an advisor to Mike and lead the go-private project. We have also agreed that the transition period will be the earlier of: (a) CareGuide becoming a private company or abandoning the go-private strategy, (b) Mike determining that we should transition my role sooner than the close of the transaction or (c) December 31, 2008. During this transitional period, I will remain the CEO title. I will continue to receive full compensation and benefits through December 31, 2008 even if my day-to-day service ends prior to that date due to satisfaction of reason “(a)” or “(b)” above.

It is understood that if I depart from the company at any time I will receive my one-year severance and other provisions that I am entitled to as detailed in my Employment Agreement. If either the Board or I elects to end my employment at the end of the transition period, my one-year severance period will begin January 1, 2009. I am not required to notify the Company that I am terminating my employment for Good Reason in order to preserve my post-employment compensation and benefits under my Employment Agreement.

Additionally, the Board has decided that, based on my prior contributions to the company, I have earned immediate vesting of my 2,017,666 options. These options shall be increased following the go-private transaction to represent the same ratio of fully diluted company ownership as they did on a pro forma basis as of June 30, 2008, with the additional options carrying an exercise price at the fair market value of the common stock on the date of the additional grant. These vested options shall not expire until July 1, 2018, despite any interruption in Continuous Service, and I will be permitted a cashless exercise or net exercise upon my election to exercise the options. In exercising these options, I will be treated no less favorably than other option holders. In addition, I will be granted another 50,000 options at a 12-cent strike price that will vest at the end of the transition period, and will be treated in the same manner as described above with regard to expiration, Continuous Service, and exercising considerations

It has been my pleasure serving as CEO of CareGuide, as well as a Board Director, and I pledge my support during this transition period. Please indicate your agreement with the terms outlined in this letter by your signature below.

Sincerely,

/s/Chris E. Paterson

Chris E. Paterson

CEO

/s/Albert S. Waxman, Ph.D.

Albert S. Waxman, Ph.D.

CareGuide, Inc. Board Chair

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